Exhibit 10.13

EXECUTION VERSION

AMENDED AND RESTATED TRANSACTION AGREEMENT

This Amended and Restated Transaction Agreement (this “Agreement”), dated as of September 22, 2016, is entered into by and among Liberty Interactive Corporation, a Delaware corporation (“Liberty”), Liberty Expedia Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Liberty (“Splitco”), Barry Diller, an individual (“Diller”), John C. Malone, an individual (“Malone”), and Leslie Malone, an individual (“Mrs. Malone” and together with Malone, the “Malone Group”) and amends and restates in its entirety that certain Transaction Agreement, dated as of March 24, 2016 (the “Original Transaction Agreement”), entered into by and among Liberty, Splitco, Diller and the Malone Group.

RECITALS

WHEREAS, Liberty beneficially owns an aggregate of 10,807,026 shares (“Liberty Expe Common Shares”) of common stock, par value $0.0001 per share, of Expedia, Inc., a Delaware corporation (“Expedia,” which term will include any successor by merger, consolidation or other business combination), and 12,799,999 shares (“Liberty Expe B Shares” and together with the Liberty Expe Common Shares, the “Liberty Expe Shares”) of Class B Common Stock, par value $0.0001 per share, of Expedia;

WHEREAS, Liberty has determined, to effect the distribution of shares of Splitco Common Stock referenced in the Original Transaction Agreement through a redemption of shares of Liberty Ventures Stock in exchange for shares of the corresponding series of Splitco Common Stock rather than as a dividend of such shares of Splitco Common Stock as provided in the Original Transaction Agreement;

WHEREAS, pursuant to such determination and subject to the approval of the holders of shares of Liberty Ventures Stock, Liberty will redeem a portion of each share of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock in exchange for a portion of a share of the corresponding series of Splitco Common Stock (the “Split-Off”), which Liberty has represented will constitute a Distribution Transaction involving a Qualified Distribution Transferee (as such terms are defined in the Governance Agreement);

WHEREAS, the parties to this Agreement have entered into the Original Transaction Agreement and desire to amend and restate the Original Transaction Agreement to reflect the terms of the Split-Off

WHEREAS, in connection with and subject to the completion of the Split-Off, and in accordance with the terms of this Agreement, (i) Diller, Splitco and Liberty will enter into an Assignment and Assumption of Governance Agreement with Expedia (the “Governance Agreement Assignment”), pursuant to which, in accordance with Section 5.01 of the Governance Agreement, among other things, all rights and obligations of Liberty under the Amended and Restated Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”), will be assigned to Splitco, Splitco will assume such rights and obligations and Expedia will consent to such assignment, (ii) Liberty, Diller and Splitco will enter into an Assignment and Assumption of Stockholders Agreement (the “Stockholders Agreement Assignment”), pursuant to which, in accordance with Section 5.1 of the Stockholders Agreement, all rights and obligations of Liberty under the Amended and Restated Stockholders Agreement, dated as of December 20, 2011 (the “Stockholders Agreement”), will be assigned to Splitco, Splitco will assume such rights and obligations and Diller will consent to such assignment, (iii) Splitco and Diller will enter into an amendment to the Stockholders Agreement (the “Stockholders Agreement Amendment”) to provide for certain waivers under the Stockholders Agreement and agreements relating to the voting of shares of common stock of Expedia beneficially owned by such parties or with respect to which such parties have the power to vote, (iv) Diller and the Malone Group will enter into a Proxy and Voting Agreement (the “Malone Proxy”), pursuant to which the Malone Group will until the Proxy Swap Termination Date grant an irrevocable proxy to Diller to vote, subject to certain limitations, all Covered Shares (as defined therein), and (v) Diller and Splitco will enter into an Assignment Agreement (the “Diller Assignment”) pursuant to which Diller will until the Proxy Swap Termination Date irrevocably assign to Splitco the Liberty Proxy (as defined in the Stockholders Agreement as it will have been assigned to Splitco pursuant to the Stockholders Agreement Assignment);

WHEREAS, prior to the parties’ entry into this Agreement, the Executive Committee of the Expedia Board (as defined herein), on the recommendation of its Audit Committee, has duly adopted the resolutions set forth on Exhibit J hereto; and

WHEREAS, the parties are entering into this Agreement to set forth certain agreements in connection with the Split-Off and the other Transaction Instruments.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“40 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“40 Act Event” means (i) a determination by Splitco to file an application to voluntarily register under the 40 Act or (ii) any action, event, change in law, change in composition of assets or other occurrence which in the reasonable opinion of Splitco’s outside counsel results or will result in Splitco becoming required to register as an investment company under the 40 Act; provided, that in making such determination pursuant to this clause (ii) any potential grace period between the date that Splitco determines that it is required to register as an investment company under the 40 Act (or the date the applicable Governmental Entity makes such a determination with respect to Splitco) and the date such registration becomes, or if earlier is required to become, effective under the 40 Act shall be disregarded.

“Actions” has the meaning set forth in Section 8(a).

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls is controlled by or is under common control with such specified Person, for so long as such Person remains so affiliated to the specified Person. For purposes of this definition, (i) natural persons shall not be deemed to be

Affiliates of each other, (ii) no member of the Malone Group shall be deemed to be an Affiliate of Liberty, Splitco, Expedia or Diller, (iii) none of Liberty, Splitco, Expedia or Diller shall be deemed to be an Affiliate of any of such other persons, (iv) none of Liberty Media Corporation, Liberty Broadband Corporation, Liberty TripAdvisor Holdings, Inc., Discovery Communications Inc., Starz, CommerceHub, Inc. or Liberty Global plc and, following the Split-Off, Liberty, shall be deemed to be an Affiliate of Splitco or any member of the Malone Group and (v) IAC/InterActiveCorp shall not be deemed to be an Affiliate of Expedia or Diller.

“Amended Governance Agreement” means the Governance Agreement, as amended by the Governance Agreement Assignment (as the same may be amended from time to time).

“Amended Stockholders Agreement” means the Stockholders Agreement, as amended by the Stockholders Agreement Assignment, and as further amended by the Stockholders Agreement Amendment (as the same may be amended from time to time).

“beneficial owner” and “beneficial ownership” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Capital Stock which is then entitled to vote generally in the election of directors shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any Equity which may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by a Person, (ii) no Person shall be deemed to beneficially own any Equity solely as a result of such Person’s execution of any Transaction Instrument (including by virtue of holding a proxy with respect to any shares) or such Person’s filing of any reports, forms or schedules with the Securities and Exchange Commission in connection with any of the matters contemplated hereby or thereby and (iii) no member of the Malone Group will be deemed to beneficially own any Equity held by The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until a member of the Malone Group exercises its right of substitution and acquires such Equity from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the bylaws of Splitco, to be in effect at the Effective Time, as set forth in Exhibit B (as the same may be amended from time to time in compliance with the Certificate and such bylaws).

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Capitalization Time” has the meaning set forth in Section 14(a).

“Certificate” means the Amended and Restated Certificate of Incorporation of Splitco, to be in effect at the Effective Time, as set forth in Exhibit A (as the same may be amended from time to time).

“Common Stock Director” has the meaning ascribed to such term in the Certificate.

“Common Stock Director Committee” has the meaning set forth in Section 4(b).

“Convertible Securities” means (x) any securities of a Person that are convertible into or exercisable or exchangeable for any shares of any class or series of common stock of such Person or any other Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Class B common stock of Expedia or the Splitco Series B Stock), and (y) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire common stock, preferred stock or other Capital Stock.

“Covered Expenses” means any amounts due to Expedia pursuant to the Expedia Reimbursement Agreement, subject to the limitations set forth therein.

“Covered Shares” has the meaning set forth in the Malone Proxy.

“DGCL” means the Delaware General Corporation Law.

“Diller” has the meaning set forth in the Preamble.

“Diller Assignment” has the meaning set forth in the Recitals.

“Disabled,” when used with reference to Malone, means a mental or physical disability arising following the date hereof that prevents Malone from (x) engaging reasonably with Diller, or instructing Diller, as to the matters contemplated by Section 2 of the Malone Proxy for a continuous period exceeding ninety (90) days or (y) from performing his duties as chairman of the Splitco Board for a continuous period exceeding ninety (90) days; with such disability to be determined for purposes of clauses (x) and (y) above by a physician selected by Diller and reasonably acceptable to Malone, his spouse or a personal representative designated by Malone.

“Effective Time” means the time at which Liberty effects the redemption of a portion of each outstanding share of Ventures Series A Stock and Ventures Series B Stock in exchange for the issuance of a portion of a share of the corresponding series of Splitco Common Stock in accordance with Section A.2(f)(i) of Liberty’s restated certificate of incorporation, as amended, thereby consummating the Split-Off.  In the event that Malone dies or has been determined to be Disabled prior to the completion of the Split-Off, Liberty will take such actions as are necessary to prevent the Effective Time from occurring prior to the earlier of the tenth (10th) Business Day following notice to Diller of Malone’s death or determination that he is Disabled and the date Diller affirmatively waives his right to terminate this Agreement pursuant to Section 15(a)(x).

“Equity” means any and all shares of Capital Stock of the applicable Person and Convertible Securities of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expedia” has the meaning set forth in the Recitals.

“Expedia Board” means the board of directors of Expedia.

“Expedia Board Voting Determination” has the meaning ascribed to such term in the Certificate.

“Expedia Board Voting Determination Notice” means written notice, delivered by Splitco to Diller in accordance with clause (A) or (B) of Section 16(j) of this Agreement, of (i) a resolution (including the text thereof) adopted by the Splitco Board with respect to an Expedia Board Voting Determination as contemplated by Article V, Section C of the Certificate, (ii) the failure by the Splitco Board to adopt a resolution with respect to an Expedia Board Voting Determination at a meeting of the Splitco Board at which an Expedia Board Voting Determination is to be considered or (iii) an adjournment of the meeting of the Splitco Board at which an Expedia Board Voting Determination is to be considered due to the absence of a quorum to act with respect to an Expedia Board Voting Determination.

“Expedia Election Meeting” has the meaning set forth in Section 3(d).

“Expedia Reimbursement Agreement” means that certain reimbursement agreement among Liberty, Splitco and Expedia, dated March 24, 2016, as amended and restated as of the date hereof, and as it may thereafter be amended in accordance with the terms thereof.

“Expense Advance” has the meaning set forth in Section 8(h).

“Governance Agreement” has the meaning set forth in the Recitals.

“Governance Agreement Assignment” has the meaning set forth in the Recitals.

“Governmental Authority” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, provided that such term shall not include any stock exchange.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Indemnifiable Claim” has the meaning set forth in Section 8(d).

“Indemnified Party” has the meaning set forth in Section 8(a).

“Indemnifying Party” has the meaning set forth in Section 8(a).

“Independent Party” means any Person other than Liberty or a Liberty Related Entity.

“Letter Agreement” means that certain letter agreement from Diller to Liberty, to be delivered in connection with the Split-Off pursuant to the last sentence of Section 5.1 of the Stockholders Agreement.

“Liberty” has the meaning set forth in the Preamble.

“Liberty Expe B Shares” has the meaning set forth in the Recitals.

“Liberty Expe Common Shares” has the meaning set forth in the Recitals.

“Liberty Expe Shares” has the meaning set forth in the Recitals.

“Liberty Proxy” has the meaning ascribed to such term in the Stockholders Agreement (where the context requires, as it will have been assigned to Splitco pursuant to the Stockholders Agreement Assignment).

“Liberty Related Entity” means any Person in which Malone beneficially owns Capital Stock representing at least 25% of the outstanding voting power of such Person.

“Liberty Ventures Stock” has the meaning set forth in Section 14(a).

“Losses” means any loss, liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to Section 8 of this Agreement; provided that (i) any diminution in value of the Capital Stock of Expedia or Splitco shall not constitute a Loss and (ii) Covered Expenses will not be included (directly or indirectly) in the definition of “Loss” for any purpose hereunder.

“Malone” has the meaning set forth in the Preamble.

“Malone Group” has the meaning set forth in the Preamble.

“Malone Proxy” has the meaning set forth in the Recitals.

“Mrs. Malone” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Global Select Market.

“Permitted Assigns” means (i) in the event of the death of one or both of Malone and Mrs. Malone, his, her or their, as applicable, respective estate, executor or personal representative; provided, that in the event Mrs. Malone predeceases Malone, Malone (or a trust referred to and complying with clause (ii) below) will be deemed the exclusive Permitted Assign of Mrs. Malone, or (ii) following the death of Malone or Mrs. Malone, a trust of which the beneficiary is a member of the Malone Group; provided, that (x) any such trust shall have delivered to the other parties hereto a joinder to this Agreement agreeing to become a member of the Malone Group and (y) Malone or Mrs. Malone will have the sole right to vote the Covered Shares held by such trust on any Excluded Matter (as defined in the Malone Proxy).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Preferred Stock” has the meaning set forth in Section 14(a).

“Proxy Swap Certificate and Bylaw Provisions” means (i) Sections A and B of Article IV, Sections A through E and Section G of Article V, Article VIII, and Article IX of the Certificate and (ii) Article I, Section 2.1 through 2.10 and Section 2.12 of Article II, Section 3.4 of Article III, and Sections 5.4, 5.5, 5.6 and 5.9 of Article V of the Bylaws.

“Proxy Swap Termination Date” has the meaning set forth in Section 15.

“Proxy Voting Power” means the percentage of the outstanding Voting Power of Splitco represented from time to time by the Covered Shares.

“Recommended Slate” has the meaning set forth in Section 4(d).

“Removal Consent” has the meaning set forth in Section 3(d).

“Restriction” has the meaning set forth in Section 15(b)(iv).

“Series B Director” has the meaning ascribed to such term in the Certificate.

“Series B Director Committee” has the meaning set forth in Section 4(b).

“Splitco” has the meaning set forth in the Preamble.

“Splitco Board” means the board of directors of Splitco.

“Splitco Common Stock” means the Splitco Series A Stock and the Splitco Series B Stock.

“Splitco Proxy” means the irrevocable proxy granted to Diller by Splitco, pursuant to Section 3.3 of the Stockholders Agreement (as assigned to Splitco pursuant to the Stockholders Agreement Assignment).

“Splitco Series A Stock” means Series A common stock, par value $0.01 per share, of Splitco and any securities of Splitco issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Splitco Series B Stock” means Series B common stock, par value $0.01 per share, of Splitco and any securities of Splitco issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than Splitco Series A Stock issued upon conversion of Splitco Series B Stock).

“Split-Off” has the meaning set forth in the Recitals.

“Stockholder Approval” has the meaning set forth in Section 13(a).

“Stockholder Meeting” has the meaning set forth in Section 13(a).

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Stockholders Agreement Amendment” has the meaning set forth in the Recitals.

“Stockholders Agreement Assignment” has the meaning set forth in the Recitals.

“Subject Instruments” means the Diller Assignment, the Malone Proxy, this Agreement, the Stockholders Agreement Amendment and the Proxy Swap Certificate and Bylaw Provisions.

“Temporary Disability” (i) with respect to Malone, has the meaning set forth in the Malone Proxy and (ii) during any period during which Malone is suffering from a Temporary Disability, with respect to Mrs. Malone, means a mental or physical disability as determined in good faith by Diller preventing Mrs. Malone from voting Covered Shares or taking action by written consent with respect to Covered Shares on any Excluded Matter.

“Third Party Indemnifiable Claim” has the meaning set forth in Section 8(e).

“Transaction Instruments” means this Agreement, the Certificate, the Bylaws, the Diller Assignment, the Malone Proxy, the Governance Agreement, the Governance Agreement Assignment, the Stockholders Agreement, the Stockholders Agreement Assignment, the Stockholders Agreement Amendment, the Letter Agreement and the other agreements contemplated by the matters contemplated hereby and thereby.

“Triggering Transaction” has the meaning set forth in Section 15(b)(v).

“Ventures Series A Stock” has the meaning set forth in Section 14(a).

“Ventures Series B Stock” has the meaning set forth in Section 14(a).

“Ventures Series C Stock” has the meaning set forth in Section 14(a).

“Voting Power,” when used in reference to shares of Splitco Common Stock beneficially owned by any Person or Group, means the aggregate voting power of the shares of Splitco Series A Stock and Splitco Series B Stock beneficially owned by such Person or Group as a percentage of the aggregate voting power of the outstanding shares of Splitco Series A Stock and Splitco Series B Stock, in each case, which are entitled to vote on any matter prior to the Series B Director Termination Time on which the holders of Splitco Series A Stock and Splitco Series B Stock vote together as a single class, other than the election of directors of Splitco.

2.     Transaction Instruments.

(a)           Unless this Agreement has been previously terminated, prior to the Effective Time Liberty will:

(i)            cause the Certificate of Incorporation of Splitco to be amended and restated substantially in the form of the Certificate as set forth in Exhibit A and to be filed with the Delaware Secretary of State; and

(ii)           cause the bylaws of Splitco to be amended and restated substantially in the form of the Bylaws as set forth in Exhibit B.

(b)           Diller acknowledges and agrees that the form of Certificate and Bylaws set forth in Exhibits A and B, respectively, are acceptable to him.

(c)           Unless this Agreement has been previously terminated, immediately prior to the Effective Time, subject to the completion of the Split-Off, the parties will enter into the agreements and instruments listed below, with the effectiveness of each, unless otherwise specified therein, to be at the Effective Time:

(i)            Diller and Splitco will enter into the Diller Assignment substantially in the form as set forth in Exhibit C;

(ii)           Diller and the Malone Group will enter into the Malone Proxy substantially in the form as set forth in Exhibit D;

(iii)          Liberty, Diller, and Splitco will enter into the Governance Agreement Assignment with Expedia substantially in the form as set forth in Exhibit E;

(iv)          Liberty, Diller and Splitco will enter into the Stockholders Agreement Assignment substantially in the form as set forth in Exhibit F;

(v)           Splitco and Diller will enter into the Stockholders Agreement Amendment substantially in the form as set forth in Exhibit G; and

(vi)          Liberty and Diller will enter into the Letter Agreement substantially in the form as set forth in Exhibit H.

(d)           In the event this Agreement is terminated pursuant to Section 15(a) prior to the Effective Time, the covenants and acknowledgements set forth in subsections (a), (b) and (c) of this Section 2 will be void ab initio and of no further effect, and the Transaction Instruments specified in subsections (a) and (c) of this Section 2 (which for the avoidance of doubt, exclude the Governance Agreement and the Stockholders Agreement), to the extent already executed and delivered prior to such date, shall be void ab initio and of no further effect; provided, however, to the extent already filed with the Delaware Secretary of State and effective, the Certificate may thereafter be amended or restated in its entirety without regard to any requirement as to the contents of such Certificate set forth in any Transaction Instrument; and provided, further, that the consent of Liberty set forth in Section 12 of this Agreement shall be irrevocable upon the execution of this Agreement and shall not be so void or otherwise affected.  For the avoidance of doubt, in the event this Agreement is terminated pursuant to Section 15(a) prior to the Effective Time, the obligations of each of the parties thereto under each of the Governance Agreement and Stockholders Agreement, including with respect to any future proposed Distribution Transaction, will remain in full force and effect in accordance with their terms.

3.     Splitco Board Matters and Undertakings.

(a)           Splitco represents and warrants to Diller and the Malone Group that, prior to the date hereof, and prior to the existence of any agreement, arrangement or understanding among the parties hereto for the purpose of acquiring, holding, voting or disposing of any shares of Splitco Common Stock, and prior to the execution of the Original Transaction Agreement, the Splitco Board adopted the resolutions set forth on Exhibit I with respect to the Original Transaction Agreement and prior to the execution of this Agreement the Splitco Board adopted the resolutions set forth as Exhibit I with respect to this Agreement, with the effect that the restrictions on “business combinations” set forth in Section 203 of the DGCL will not apply to Diller as set forth in such resolutions.

(b)           As of the Effective Time, Splitco covenants to Diller that it will comply, following the Effective Time, with the Proxy Swap Certificate and Bylaw Provisions.

(c)           Splitco shall deliver to Diller an Expedia Board Voting Determination Notice as promptly as practical following the scheduled date for a meeting of the Splitco Board at which an Expedia Board Voting Determination is to be considered, and in any event not later than the close of business, New York City time, on the twenty-fourth (24th) Business Day prior to the date set by Expedia for the applicable Expedia stockholder meeting; provided, that, in the event the proxy statement for the applicable Expedia stockholder meeting has not been filed with the SEC on or prior to the thirtieth (30th) Business Day prior to the date set by Expedia for the applicable Expedia stockholder meeting, Splitco shall deliver to Diller such Expedia Board Voting Determination Notice as promptly as practical following the filing of such proxy statement with the SEC, and in any event not later than the close of business, New York City time, on the third (3rd) Business Day after such proxy statement is filed with the SEC.

(d)           In the event that Malone or, in the event of Malone’s Temporary Disability, Mrs. Malone takes action by written consent to remove any Series B Director (a “Removal Consent”), then Diller, pursuant to his rights under the Malone Proxy, will promptly, but in any event within fifteen (15) Business Days of the date of the written consent to remove such Series B Director, take action by written consent pursuant to the Certificate to appoint a replacement Series B Director.  In the event that, prior to such removal, the Splitco Board has made an Expedia Board Voting Determination in respect of an upcoming meeting of Expedia stockholders at which directors of Expedia are to be elected (an “Expedia Election Meeting”), then until such time as the removal of Series B Directors and the replacement(s) thereof have become effective pursuant to DGCL Section 228 and Regulation 14C of the Exchange Act and such existing Expedia Board Voting Determination has been amended, modified or ratified by the Splitco Board in accordance with the Certificate (at a time when the replacement Series B Director or Series B Directors have become members of the Splitco Board), Splitco will cause the Liberty Expe Shares and any other securities of Expedia which it has the power to vote not to be present at any such Expedia Election Meeting (or any adjournment or postponement thereof) for purposes of determining whether a quorum is present and shall not vote the Liberty Expe Shares or any such other securities at such Expedia Election Meeting (or any adjournment or postponement thereof). In addition, in the event that each of Malone and Mrs. Malone has a Temporary Disability following an Expedia Board Determination, until such time as one or both of them no longer has a Temporary Disability, Splitco will cause the Liberty Expe Shares and any other securities of Expedia which it has the power to vote not to be present at the applicable Expedia Election Meeting (or any adjournment or postponement thereof) for purposes of determining whether a quorum is present and shall not vote the Liberty Expe Shares or any such other securities at such Expedia Election Meeting (or any adjournment or postponement thereof).

4.     Splitco Directors and Officers.

(a)           Immediately following the Effective Time, the Splitco Board will consist of seven (7) persons, with five (5) individuals to be designated by Liberty prior to the Effective Time and reasonably satisfactory to Diller to serve as Common Stock Directors and two (2) individuals to be designated by Diller prior to the Effective Time (or, if after such designation and prior to the Effective Time any such individual becomes unable or unwilling to serve, another individual(s) promptly designated by Diller to replace such individual) and reasonably satisfactory to Liberty and Splitco to serve as Series B Directors.  Liberty, as the sole stockholder of Splitco, will cause such persons to be appointed as members of the Splitco Board prior to the Effective Time, in the case of such Series B Directors, such appointment to be effective as of the Effective Time.  Three (3) of the Common Stock Directors and one (1) of the Series B Directors will be “independent” as to Splitco within the meaning of the rules and regulations of Nasdaq.

(b)           Promptly following the Effective Time, the Splitco Board shall (i) establish a standing committee of the Splitco Board (the “Series B Director Committee”) in accordance with the fourth paragraph of Section 2.8 of the Bylaws and appoint only the Series B Directors then in office to such Series B Director Committee and (ii) establish a standing committee of the Splitco Board (the “Common Stock Director Committee”) in accordance with the fifth paragraph of Section 2.8 of the Bylaws and appoint only some or all of the Common Stock Directors then in office to such Common Stock Director Committee.  The Splitco Board shall maintain such Series B Director Committee and such Common Stock Director Committee in accordance with Section 2.8 of the Bylaws until the Proxy Swap Termination Date.

(c)           Immediately following the Effective Time, the executive officers of Splitco will be those persons selected by Liberty prior to the Effective Time from among the persons listed on Schedule 4(b) to this Agreement.

(d)           Subject to Section 4(a), Splitco and the Splitco Board, including the Nominating and Corporate Governance Committee, shall cause each proposed Common Stock Director or proposed Series B Director designated in accordance with Section 2.8 of the Bylaws to be nominated for election and included in the slate of nominees recommended by the Splitco Board (or a committee thereof) (the “Recommended Slate”) for election at the applicable Election Meeting (as defined in the Bylaws), and Splitco will use reasonable efforts to cause the election of such nominees, including soliciting proxies in favor of the election of such persons.

(e)           Diller will (i) vote (or act or not act by written consent with respect to, as the case may be) all Covered Shares subject to the Malone Proxy, (ii) attend all meetings of Splitco stockholders in person or by proxy for purposes of obtaining a quorum, and (iii) execute or not execute, as the case may be, all written consents in lieu of meetings (other than any Removal Consent), as applicable, in each case in accordance with the terms of the Malone Proxy and this Agreement.

5.             Notice.  If, prior to the Effective Time, the board of directors of Liberty determines to (x) register Splitco as an investment company pursuant to the 40 Act or (y) abandon the Split-Off, Liberty will so notify each of Diller and Malone, and, to the extent any of the Transaction Instruments shall have been executed prior to the delivery of such notice, such Transaction Instruments (other than the Governance Agreement, the Stockholders Agreement and, to the extent already filed with the Delaware Secretary of State and effective, the Certificate (which, for the avoidance of doubt, may thereafter be amended or restated in its entirety without regard to any requirement as to the contents of such Certificate set forth in any Transaction Instrument)) will be void ab initio and of no further effect; provided, that the consent of Liberty set forth in Section 12 of this Agreement shall be irrevocable upon the execution of this Agreement and shall not be so void or otherwise affected; and provided, further, that in the case of clause (x), if Liberty determines to proceed with the Split-Off, the Letter Agreement, the Governance Agreement Assignment and the Stockholders Agreement Assignment, to the extent then executed and delivered, shall not be so voided, and to the extent such agreements have not yet been executed and delivered, the obligations of the parties thereto to execute such documents pursuant to the Governance Agreement and the Stockholders Agreement shall remain in effect in accordance with the terms thereof.  For the avoidance of doubt, in the event the Split-Off is abandoned pursuant to clause (y) of the preceding sentence, the obligations of each of the parties thereto under each of the Governance Agreement and Stockholders Agreement, including with respect to any Distribution Transaction (as defined therein) proposed by Liberty in the future, will remain in full force and effect in accordance with the terms thereof.

6.             Splitco Indebtedness.  Prior to the Effective Time, Liberty will cause Splitco not to, and from the Effective Time until the Proxy Swap Termination Date, Splitco will not, incur any indebtedness which would (i) be secured by the Liberty Expe B Shares, (ii) contradict, violate or result in a breach of the Amended Stockholders Agreement or the Amended Governance Agreement, or (iii) restrict or impair Diller’s (A) rights under this Agreement (including his rights with respect to the Proxy Swap Certificate and Bylaw Provisions pursuant to Section 3(b) hereof), the Amended Stockholder Agreement or the Malone Proxy or Diller’s ability to enforce his rights hereunder or thereunder or (B) rights under the Diller Assignment, including the automatic termination of, or Diller’s right to terminate, the Diller Assignment in accordance with the terms described therein or Diller’s ability to enforce his rights thereunder.  For the avoidance of doubt, prior to the Effective Time, subject to the terms of the Stockholders Agreement and the Governance Agreement, Splitco may incur indebtedness which is secured by the Liberty Expe Common Shares.

7.             Non Circumvention.  Prior to the Proxy Swap Termination Date, Diller, on the one hand, and Splitco, Liberty and the members of the Malone Group, on the other hand, will not take any action (and will refrain from taking any action) a primary or significant purpose of which is, or which would reasonably be expected to have the effect of, circumventing or adversely impacting

Diller’s or the Malone Group’s, as applicable, rights and protections set forth in the Transaction Instruments (subject to the parties’ respective rights under such Transaction Instruments).

8.              Indemnification.

(a)           Liberty and Splitco (each, an “Indemnifying Party”) jointly and severally covenant and agree, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless (x) Diller and (y) each member of the Malone Group (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to (i) the matters contemplated by the Subject Instruments (including any Actions brought by any of the stockholders, directors, officers or employees of any of Expedia, Liberty or Splitco relating thereto) or (ii) the exercise by any Indemnified Party of its rights under any Subject Instrument.

(b)           Notwithstanding anything herein to the contrary, the Indemnifying Parties will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (i)(x) result from such Indemnified Party’s willful misconduct or gross negligence, including any willful breach of any representation and warranty of such Indemnified Party contained in any Subject Instrument to which it is a party or any willful breach of any covenant or agreement made or to be performed by such Indemnified Party pursuant to any Subject Instrument to which it is a party or (y) result primarily from any breach, other than a willful breach, of any representation and warranty of such Indemnified Party contained in any Subject Instrument to which it is a party or any breach, other than a willful breach, of any covenant or agreement made or to be performed by such Indemnified Party under any Subject Instrument, or (ii) are incurred in connection with, arising out of or resulting from Actions based upon or relating to such Indemnified Party’s actions taken (or refrained from taking) in such Indemnified Party’s capacity as a director or officer of Expedia, Splitco or Liberty, as applicable.

(c)           The Indemnifying Parties will indemnify the Indemnified Parties pursuant to this Section 8 regardless of whether such Losses are incurred prior to or after the Effective Time.  The indemnification provided pursuant to this Section 8 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of Expedia or Splitco, or pursuant to any contract, agreement or arrangement; provided, that Losses will not be duplicated.

(d)           Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Parties, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that either Indemnifying Party may reasonably request; provided, however, that (i) any delay in giving or failure to give such notice will not affect the obligations of any Indemnifying Party hereunder except to the extent such Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (ii) no such notice shall be required to be given to any Indemnifying Party to the extent that such Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(e)           Subject to Section 8(f) and Section 8(g), the Indemnifying Parties shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 8(d)), the Indemnifying Parties:  (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Parties will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim pursuant to the terms of this Section 8, and (ii) notify such Indemnified Party in writing that the Indemnifying Parties will assume the control of the defense thereof.  Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Parties shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim.  If the Indemnifying Parties so assume the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (d) through (g) of this Section 8, (A) the Indemnifying Parties shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Parties’ agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Parties reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 8(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Parties shall pay the reasonable fees and expenses of one (1) such separate counsel, and, if reasonably necessary, one (1) local counsel.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Parties, unless the Indemnifying Parties shall have failed to assume the defense thereof as contemplated in this Section 8(e), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Parties.  Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Parties will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the Subject Instruments).

(f)            Notwithstanding Section 8(e), an Indemnified Party, at the expense of the Indemnifying Parties, (i) shall, subject to the last sentence of this Section 8(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Parties and (ii) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Parties have previously assumed control in the event the Indemnifying Parties are not timely and diligently pursuing such defense.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 8(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)           In all instances under this Section 8 where any Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable.  The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h)           In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 8, if so requested by an Indemnified Party, the Indemnifying Parties shall also advance to such Indemnified Party (within five (5) Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 8 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).

(i)            Each of Diller, Malone and Mrs. Malone agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by any Indemnifying Party pursuant to this Section 8 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 8.

(j)            The failure of any Indemnifying Party to (x) comply with the terms of this Section 8 or (y) exercise its rights hereunder (including pursuant to Section 8(e)), in each case, shall not affect, restrict or diminish the obligations or rights of the other Indemnifying Party to perform its obligations or exercise its rights hereunder (including pursuant to Section 8(e)).  The failure of any Indemnified Party to (x) comply with the terms of this Section 8 or (y) exercise his rights hereunder, in each case, shall not affect, restrict or diminish the obligations or rights of the other Indemnified Party to perform its obligations or exercise its rights hereunder.

9.              Expenses.

(a)           Liberty and Splitco jointly and severally covenant and agree that they will promptly reimburse each of Diller and the Malone Group, upon written request from any such party, for their respective reasonable, documented costs, fees and expenses incurred in connection with the Subject Instruments (including reasonable fees and expenses of counsel, accountants, consultants and other experts and including such fees and expenses related to any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Split-Off), irrespective of whether the Split-Off is completed (including if the Split-Off is not completed by December 31, 2016), subject to, with respect to Diller, a cap of $3.75 million, and, with respect to the Malone Group, a cap of $3.75 million.

(b)           Except as described in the preceding Section 9(a) or Section 8 or as otherwise provided in a Transaction Instrument, all costs and expenses incurred in connection with the Transaction Instruments shall be paid by the party incurring such cost or expense.

(c)           Notwithstanding anything to the contrary contained herein, (i) any Losses for which indemnification is available pursuant to Section 8 shall not be subject to expense reimbursement pursuant to this Section 9, and (ii) in no event will any Covered Expense constitute a reimbursable expense pursuant to this Section 9.

10.       Reserved.

11.       No Limitations in Capacity as Director or Officer.  Each of Diller and Malone is signing this Agreement solely in his capacity as an individual, and nothing contained in this Agreement shall be deemed to limit or restrict either Diller or Malone from the exercise of his fiduciary duties in accordance with applicable law in his capacity as a member of the board of directors or an officer of Expedia or Splitco, respectively.

12.       Liberty Consent.  To the extent this Agreement or the Diller Assignment constitutes a prohibited assignment of the Liberty Proxy pursuant to Section 3.3(d) of the Stockholders Agreement, Liberty hereby consents to the assignment of the Liberty Proxy upon the execution of and pursuant to the terms of this Agreement and the Diller Assignment.  For the avoidance of doubt, the foregoing consent does not affect any other provision of the Stockholders Agreement, which shall continue in full force and effect.

13.       Representations and Warranties.

(a)           Representations and Warranties of Liberty and Splitco.  Each of Liberty and Splitco represent and warrant as of the date hereof and as of the Effective Time to each other party hereto that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by it have been duly authorized by all necessary action and no other proceedings are necessary to authorize this Agreement, (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it, and, assuming this Agreement constitutes a valid and binding obligation of each other party hereto, is enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (iv) neither the execution, delivery or performance of this Agreement by it constitutes a breach or violation of or conflicts with its certificate of incorporation or by-laws (or similar governing documents) or any material agreement to which it is a party, it being understood that the receipt of the approval of the holders of record, as of the record date for the Stockholder Meeting, of Ventures Series A Stock and Ventures Series B Stock representing a majority of the aggregate voting power of the Ventures Series A Stock and

Ventures Series B Stock that are present in person or by proxy, voting together as a separate class, at the meeting of stockholders (the “Stockholder Meeting”) at which the proposal to redeem a portion of the Ventures Series A Stock and Ventures Series B Stock in order to effect the Split-Off is presented for stockholder approval (the “Stockholder Approval”) is a condition to the Split-Off and (v) none of such material agreements would impair in any material respect its ability to perform any of its obligations hereunder.

(b)           Representations and Warranties of Diller. Diller represents and warrants, as of the date hereof and as of the Effective Time, to each other party hereto that (i) Diller has the power and authority to enter into this Agreement and to carry out his obligations hereunder, (ii) the execution and delivery of this Agreement by Diller have been duly authorized by all necessary action on the part of Diller and no other proceedings on the part of Diller are necessary to authorize this Agreement, (iii) this Agreement has been duly executed and delivered by Diller and constitutes a valid and binding obligation of Diller, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against Diller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (iv) neither the execution, delivery or performance of this Agreement by Diller constitutes a breach or violation of, or conflicts with any material agreement to which Diller is a party and (v) none of such material agreements would impair in any material respect the ability of Diller to perform his obligations hereunder.

(c)           Representations and Warranties of the Malone Group. Each member of the Malone Group represents and warrants, as of the date hereof and as of the Effective Time, to each other party hereto that (i) each member of the Malone Group has the power and authority to enter into this Agreement and to carry out his or her obligations hereunder, (ii) the execution and delivery of this Agreement by each member of the Malone Group have been duly authorized by all necessary action on the part of each member of the Malone Group and no other proceedings on the part of any member of the Malone Group are necessary to authorize this Agreement, (iii) this Agreement has been duly executed and delivered by each member of the Malone Group and constitutes a valid and binding obligation of each member of the Malone Group, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against each member of the Malone Group in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (iv) neither the execution, delivery or performance of this Agreement by any member of the Malone Group constitutes a breach or violation of, or conflicts with any material agreement to which any member of the Malone Group is a party and (v) none of such material agreements would impair in any material respect the ability of each of the members of the Malone Group to perform his or her obligations hereunder.

14.       Liberty and Splitco Capitalization.

(a)           Liberty hereby represents and warrants to each other party hereto that, as of the date hereof, Liberty has 400,000,000 shares of Series A Liberty Ventures common stock (the “Ventures Series A Stock”), 15,000,000 shares of Series B Liberty Ventures common stock (the “Ventures Series B Stock”) and 400,000,000 shares of Series C Liberty Ventures common stock (the “Ventures Series C Stock,” and together with the Ventures Series A Stock, the Ventures Series B Stock, the “Liberty Ventures Stock”) and 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), authorized.  As of the close of business on March 18, 2016 (such date and time, the “Capitalization Time”), there were (i) 135,025,846 shares of Ventures Series A Stock issued and outstanding, 7,103,609 shares of Ventures Series B Stock issued and outstanding, no shares of Ventures Series C Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, including, in each case, outstanding restricted shares, and (ii) 3,670,410 shares of Ventures Series A Stock and 1,522,102 shares of Ventures Series B Stock, in each case, issuable upon either the exercise of outstanding stock options to acquire shares of such series of Liberty Ventures Stock (whether or not presently vested or exercisable) and outstanding restricted stock units (including performance stock units) with respect to Liberty Ventures Stock (whether or not presently vested).  Except as set forth above, and for shares of Liberty Ventures Stock reserved for issuance under Liberty’s equity plans, as of the Capitalization Time, no other shares of Liberty Ventures Stock are issued, reserved for issuance or outstanding.

(b)           From the Capitalization Time through the Effective Time, Liberty will not issue, sell or authorize or propose the issuance or sale of (i) any shares of Ventures Series A Stock or Ventures Series B Stock or (ii) any other Equity (other than Ventures Series C Stock) in respect of, in lieu of, or in substitution for, any shares of Ventures Series A Stock or Ventures Series B Stock outstanding on such date, in each case, outside the ordinary course of business consistent with past practice, other than in connection with Liberty’s spin-off of its subsidiary, CommerceHub, Inc.  For the avoidance of doubt, subject to paragraph (c) of this Section 14 (solely with respect to shares of Ventures Series A Stock and shares of Ventures Series B Stock), Liberty may issue, sell, or authorize or propose the issuance or sale of shares of Liberty Ventures Stock pursuant to the grant, issuance or exercise of stock incentive awards relating to Liberty Ventures Stock in the ordinary course of business consistent with past practice or pursuant to agreements entered into prior to the date hereof.

(c)           As of immediately following the Effective Time, (i) the outstanding shares of Splitco Series A Stock and Splitco Series B Stock that are Covered Shares subject to the Malone Proxy will represent not less than 30% of the outstanding Voting Power of Splitco and (ii) the outstanding shares of Splitco Series B Stock that are Covered Shares subject to the Malone Proxy will represent not less than 70% of the aggregate of (A) the outstanding shares of Splitco Series B Stock at such time plus (B) any shares of Splitco Series B Stock issuable upon the exercise, exchange or conversion of, or otherwise issuable under (whether upon the passage of time, subject to conditions or otherwise), Convertible Securities of Splitco outstanding as of such time (whether or not then exercisable, exchangeable or convertible).

15.       Termination.

(a)           Prior to the Effective Time, this Agreement will terminate and cease to be of further effect (except as otherwise specifically provided herein) upon the earliest of (w) December 31, 2016; (x) the delivery by Diller to the other parties hereto of a notice of termination following Malone’s death or a determination that Malone is Disabled, which notice shall have been delivered by Diller not later than the tenth (10th) Business Day following Diller’s actual knowledge of such occurrence; provided, that if Diller fails to deliver a notice of termination pursuant to and in accordance with the terms of this clause (x) prior to the Effective Time and provided that Splitco shall have complied with the second sentence of the definition of “Effective Time,” to the extent applicable, Diller will be deemed to have waived his right to deliver a termination notice pursuant to this clause (x) and clause (b)(ix) below and the Malone Proxy will be amended to be executed by the entity or entities then beneficially owning the Covered Shares at the Effective Time; (y) the date Liberty delivers notice to the other parties hereto that it has determined to (1) abandon the Split-Off or (2) terminate this Agreement (which, for the avoidance of doubt, may result in the continuation of the Split-Off without execution of the Diller Assignment); and (z) the termination of the Liberty Proxy pursuant to the terms of the Stockholders Agreement; provided, that the suspension of the Liberty Proxy pursuant to Section 3.3(e) of the Stockholders Agreement shall not result in the termination of this Agreement pursuant to the preceding clause (z) unless the Stockholders Agreement is otherwise terminated in accordance with the terms thereof; provided, further, however that the applicable parties’ obligations under Sections 2(d), 8, 9 and 16 will survive such termination and the consent of Liberty set forth in Section 12 of this Agreement shall be irrevocable upon the execution of this Agreement and shall not be void or otherwise affected by such termination.

(b)           Following the Effective Time, this Agreement shall terminate automatically and without the requirement of notice, unless otherwise specified herein, upon the first to occur of:

(i)            the eighteen (18) month anniversary of the Effective Time;

(ii)           the termination of the Splitco Proxy, pursuant to the terms of the Amended Stockholders Agreement, taking into account the Subject Waivers (as defined therein); provided, that the suspension of the Splitco Proxy pursuant to Section 3.3(e) of the Amended Stockholders Agreement shall not result in the termination of this Agreement unless the Amended Stockholders Agreement is otherwise terminated in accordance with the terms thereof;

(iii)          the close of business on the tenth (10th) day following receipt of written notice delivered to all parties hereto, which may be delivered no earlier than the one (1) year anniversary of the Effective Time, from (x) Diller to terminate the Diller Assignment or (y) Malone, on behalf of the Malone Group, to terminate the Malone Proxy;

(iv)          any court of competent jurisdiction or other Governmental Authority (x) finding that any Subject Instrument is invalid or unenforceable in any respect (other than in a de minimis respect and other than a finding or determination that any provision of Article VII of the Certificate is unenforceable) or (y) preliminarily or permanently enjoining the exercise of the parties’ respective rights under any of the Subject Instruments or otherwise restricting or limiting any term of a Subject Instrument (a “Restriction”); provided, however, that in the event of the entry of a temporary injunction or other order enjoining the exercise of the parties’ rights under any Subject Instrument, the parties agree that (A) such temporary injunction or other order will not result in the termination of this Agreement or the occurrence of the Proxy Swap Termination Date and (B) during the period from the date of effectiveness of such temporary injunction or order to the earlier of (x) the date upon which such temporary injunction or order expires or ceases to be effective such that there is no longer any Restriction in effect or (y) the date a preliminary injunction is issued in replacement thereof, to the extent that any matter is presented to stockholders of Expedia or Splitco for a vote (or to act by written consent), the Diller Assignment and the Malone Proxy will be deemed suspended;

(v)           (except if earlier terminated as contemplated by Section 15(b)(vi)) following the entry by Splitco into a definitive agreement providing for the acquisition, including pursuant to any merger, share exchange or other business combination, by a third party (which, for the avoidance of doubt, will include Expedia, Liberty or any Liberty Related Entity) or Group, or upon the consummation of the transactions contemplated thereby, whereby a third party or Group would own, Capital Stock of Splitco representing Voting Power in excess of the Proxy Voting Power or all or substantially all of the assets of Splitco (a “Triggering Transaction”), the receipt of written notice from (x) Diller to terminate the Diller Assignment or (y) the Malone Group to terminate the Malone Proxy, in which case, the Proxy Swap Termination Date will occur immediately prior to the consummation of the Triggering Transaction, provided that no such notice shall be required (and in such case the Proxy Swap Termination Date shall occur immediately prior to the consummation of the Triggering Transaction) in the event the date of first public announcement by Splitco of the entry into such definitive agreement is less than ten (10) Business Days prior to the date on which the Triggering Transaction is consummated;

(vi)          commencement of a tender or exchange offer with respect to the Splitco Common Stock by an Independent Party which, if consummated at the maximum number of shares sought, would result in such Independent Party beneficially owning shares of Splitco Common Stock having Voting Power which exceeds the Proxy Voting Power, unless within ten (10) Business Days following the commencement of such tender or exchange offer Splitco has taken action reasonably sufficient to deter such Independent Party from consummating such tender offer or exchange offer (including through implementation of a stockholder rights plan or similar plan or agreement), in which case the Proxy Swap Termination Date shall not be deemed to have occurred until immediately prior to such Independent Party accepting for payment or exchange tendered shares, which shares, together with shares beneficially owned by such Independent Party and its Affiliates, represent Voting Power in excess of the Proxy Voting Power;

(vii)         delivery by a non-breaching party of a notice of termination to the other parties hereto and Expedia following a breach by Splitco, Liberty or the Malone Group (or any member thereof), on the one hand, or Diller, on the other hand, of any of their respective material representations or warranties, or a default or breach by any of Splitco, Liberty or the Malone Group (or any member thereof), on the one hand, or Diller, on the other hand, in the performance of any of their respective material covenants or other material obligations, contained in any Subject Instrument to which the Person seeking termination is a party, or, in the case of the Proxy Swap Certificate and Bylaw Provisions, a provision benefitting such party, which breach or default is not cured within five (5) Business Days of written notice from any non-breaching party to the breaching party of such breach or default; provided, that, if such termination notice is not delivered by the non-breaching party within ten (10) Business Days following notice to the non-breaching party regarding such breach or default or the non-breaching party’s actual knowledge of such breach, the non-breaching party shall be deemed to have waived its right to termination with respect to such breach or default;

(viii)        (A) a 40 Act Event or (B) as a result of changes in the composition of Splitco’s assets, changes in applicable law or interpretations thereof, or changes in Splitco’s capital structure, and assuming the termination of the Diller Assignment, Splitco would not be required to register as an investment company (without giving effect to any cure or grace period or delay in the requirement to become registered under the 40 Act);

(ix)          delivery by Diller to the other parties hereto of a notice of termination (A) following Malone’s death or a determination that Malone is Disabled (except to the extent this termination right previously has been waived pursuant to Section 15(a)) or (B) in the event that Malone is not serving as chairman of the Splitco Board immediately following the Effective Time or thereafter ceases to be chairman of Splitco (other than as a result of his death or a determination that he is Disabled); provided that, in the case of each of clause (A) and clause (B), Diller shall have delivered such notice of termination within ten (10) Business Days of notice to him of such occurrence or his actual knowledge of such occurrence;

(x)           the date on which no shares of Splitco Series B Stock remain outstanding;

(xi)          any transfer or assignment of (x) the Proxy (as defined in the Malone Proxy) without the consent of Malone in violation of the Malone Proxy or (y) the Assignment (as defined in the Diller Assignment) without the consent of Diller in violation of the Diller Assignment;

(xii)         if and to the extent a court of competent jurisdiction makes a final determination that the Assignment (as defined in the Diller Assignment) renders the Splitco Proxy invalid; and

(xiii)        delivery by Diller of a notice of termination within ten (10) Business Days following any failure by Splitco to timely deliver any Expedia Board Voting Determination Notice pursuant to Section 3(c).

The date on which such termination occurs is referred to as the “Proxy Swap Termination Date.”  In the event of termination of this Agreement, there shall be no further liability or obligation hereunder on the part of any party hereto, and this Agreement shall thereafter be null and void; provided, that the rights and obligations of the parties contained in Sections 8, 9, 10 and 16 of this Agreement shall survive such termination (whether or not such rights and obligations have been invoked prior to such termination), and that no party hereto will be relieved from any liability for breach of this Agreement occurring prior to the Proxy Swap Termination Date by reason of such termination; and provided, further, that the consent of Liberty set forth in Section 12 of this Agreement shall be irrevocable upon the execution of this Agreement and shall not be affected by the foregoing.  For the avoidance of doubt, termination of this Agreement following the Effective Time will not affect the continued effectiveness of or the parties’ obligations under the Stockholders Agreement, the Governance Agreement, the Stockholders Agreement Assignment, the Governance Agreement Assignment, and the Letter Agreement, in each case, in accordance with their respective terms.

16.       Miscellaneous.

(a)                                 Public Announcement.  No party hereto shall issue any press release or make any other public statement with respect to any Transaction Instrument or the matters contemplated thereby substantially inconsistent with the understanding of the parties with respect to such matters as of the date hereof without the prior written consent of the other parties hereto, except as may be required by applicable law.  The parties acknowledge that a breach of the covenants in this Section 16(a) shall constitute a material breach of this Agreement.

(b)                                 Further Assurances.  At any time or from time to time after the date hereof, the applicable parties agree to cooperate with each other, and at the request of any other applicable party, to execute and deliver any further instruments or documents and to take all such further actions as the other party may reasonably request in order to evidence or effectuate the matters contemplated by the Transaction Instruments and to otherwise carry out the intent of the parties hereunder and thereunder.

(c)                                  Amendment and Waiver.  This Agreement may not be amended, modified, or waived except in a written instrument executed by the parties. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d)                                 No Implied Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)                                  Severability.  Whenever possible, each provision (or portion thereof) of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then (subject to Section 15(b)(iv) hereof) such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)                                   Entire Agreement; Third Party Beneficiaries.  Except as otherwise expressly set forth herein or therein, the Transaction Instruments and the Expedia Reimbursement Agreement, including any exhibits and schedules thereto, (i) embody the complete agreement and understanding among the parties hereto and thereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way and (ii) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and permitted assigns.

(g)                                  Assignment; Successors. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties hereto; provided, that no such consent will be required for an assignment (i) by operation of law pursuant to a merger that gives rise to a right of Diller to terminate this Agreement pursuant to Section 15(b) which right he fails to exercise pursuant to the terms of Section 15(b) (or pursuant to a merger which would terminate this Agreement pursuant to Section 15(b) which termination Diller has waived) or (ii) in the case of a member of the Malone Group, to a Permitted Assign.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  All authority conferred herein shall survive the death of any member of the Malone Group and in the event of any member of the Malone Group’s death, any rights or obligation of the Malone Group or such member thereof under this Agreement shall be for the benefit of and binding upon the estate, executor(s) and personal representative(s) of such member of the Malone Group.

(h)                                 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(i)                                     Remedies. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.  In the event that a party institutes any suit or action under this Agreement, including for specific performance or injunctive relief pursuant to this Section 16, the prevailing party in such proceeding shall be entitled to receive the costs incurred thereby in conducting the suit or action, including reasonable fees and expenses of counsel, accountants, consultants and other experts.

(j)                                    Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

If to Liberty, or to Splitco prior to the Effective Time:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention:                                                                 Richard N. Baer

Facsimile:

E-mail:

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:                                                                 Frederick McGrath

Renee L. Wilm

Facsimile:                                                                 (212) 259-2500

E-mail:                                                                                frederick.mcgrath@bakerbotts.com

renee.wilm@bakerbotts.com

If to Splitco following the Effective Time:

Liberty Expedia Holdings, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention:                                                                 Richard N. Baer

Facsimile:

E-mail:

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:                                                                 Frederick McGrath

Renee L. Wilm

Facsimile:                                                                 (212) 259-2500

E-mail:                                                                                frederick.mcgrath@bakerbotts.com

renee.wilm@bakerbotts.com

If to Diller:

c/o Arrow Investments, Inc.

555 West 18th Street

New York, NY 10011

Attention:                                                                 Barry Diller

Facsimile:

E-mail:

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:                                                                 Andrew J. Nussbaum, Esq.

Facsimile:                                                                 (212) 403-2000

E-mail:                                                                                AJNussbaum@wlrk.com

If to the Malone Group, to:

John C. Malone

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Facsimile:

E-Mail:

with a copy to:

Sherman & Howard L.L.C.

633 Seventeenth Street

Suite 3000

Denver, CO 80202

Attention:                                                                 Steven D. Miller

Facsimile:                                                                 (303) 298-0940

E-Mail:                                                                               smiller@shermanhoward.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

(k)                                 Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively  in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(l)                                     Certain Cooperation.  In the event that any Covered Shares are not at any time following the Effective Time held of record by a member of the Malone Group, then Splitco and the Malone Group shall cooperate reasonably with Diller, including by obtaining any requested written confirmation to Splitco’s inspector of elections or other action on the part of the Depositary Trust Company, any custodian of such Covered Shares or other applicable Person, to facilitate and ensure Diller’s ability to vote the Covered Shares as contemplated by this Agreement and the Malone Proxy.  For the avoidance of doubt, the foregoing is not intended to and shall not create any inference that any Covered Shares may be transferred or held in any manner except in compliance with the Malone Proxy.

(m)                             Interpretation. To the extent any consent of, or action or instruction by, the Malone Group is required by this Agreement, the consent, action or instruction by Malone, or the executor of Malone’s estate or personal representative following Malone’s death, or the Permitted Assignee of Malone, shall be deemed to be the consent, action or instruction by the Malone Group.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other change affecting the such securities.  In the event of any ambiguity or claimed ambiguity in any provision of a Subject

Instrument, such provision shall be construed in light of the purpose acknowledged and agreed by the parties that Diller’s rights and interests, including without limitation with respect to the control of Expedia by virtue of the irrevocable proxy granted to Diller pursuant to Section 3.3 of the Stockholders Agreement, subject to the terms thereof, shall not be affected or changed by any of the Subject Instruments, except to the extent specifically set forth therein.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties, and is effective as of the day and year first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
Name: Richard N. Baer
Title: Chief Legal Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Richard N. Baer
Name: Richard N. Baer
Title: Chief Legal Officer

/s/ Barry Diller
Barry Diller

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

[Signature Page to Amended and Restated Transaction Agreement]